                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                        SeeBeyond Technology Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    815704101
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                       13G

CUSIP NO. 815704101


1)        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Norwest Venture Partners VI, LP
          Tax Identification No. 41-1893240

2)        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                               (b)  [ ]

3)        SEC USE ONLY


4)        CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

NUMBER OF         (5)  SOLE VOTING POWER
SHARES
BENEFICIALLY      (6)  SHARED VOTING POWER
OWNED BY
EACH              (7)  SOLE DISPOSITIVE POWER
REPORTING
PERSON            (8)  SHARED DISPOSITIVE POWER
WITH

9)        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


10)       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11)       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          Less than 5%

12)       TYPE OF REPORTING PERSON*

          PA

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                                       13G

CUSIP NO. 815704101


1)        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Itasca VC Partners VI, LLP
          Tax Identification No. 41-1893243

2)        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                               (b)  [ ]

3)        SEC USE ONLY


4)        CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

NUMBER OF         (5)  SOLE VOTING POWER
SHARES
BENEFICIALLY      (6)  SHARED VOTING POWER
OWNED BY
EACH              (7)  SOLE DISPOSITIVE POWER
REPORTING
PERSON            (8)  SHARED DISPOSITIVE POWER
WITH

9)        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


10)       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11)       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          Less than 5%

12)       TYPE OF REPORTING PERSON*

          PA

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CUSIP NO. 815704101


1)        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          George J. Still, Jr.

2)        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                               (b)  [ ]

3)        SEC USE ONLY


4)        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

NUMBER OF         (5)  SOLE VOTING POWER
SHARES
BENEFICIALLY      (6)  SHARED VOTING POWER
OWNED BY
EACH              (7)  SOLE DISPOSITIVE POWER
REPORTING
PERSON            (8)  SHARED DISPOSITIVE POWER
WITH

9)        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


10)       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11)       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          Less than 5%

12)       TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 815704101


1)        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John P. Whaley

2)        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                               (b)  [ ]

3)        SEC USE ONLY


4)        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

NUMBER OF         (5)  SOLE VOTING POWER
SHARES
BENEFICIALLY      (6)  SHARED VOTING POWER
OWNED BY
EACH              (7)  SOLE DISPOSITIVE POWER
REPORTING
PERSON            (8)  SHARED DISPOSITIVE POWER
WITH

9)        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


10)       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11)       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          Less than 5%

12)       TYPE OF REPORTING PERSON*

          IN

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


Item 1(a)  Name of Issuer:

           SeeBeyond Technology Corporation

Item 1(b)  Address of Issuer's Principal Executive Offices:

           404 East Huntington Drive
           Monrovia, CA  91016-3633

Item 2(a)  Name of Person Filing:

           1.  Norwest Venture Partners VI, LP
           2.  Itasca VC Partners VI, LLP
           3.  George J. Still, Jr.
           5.  John P. Whaley

Item 2(b)  Address of Principal Business Office:

           1.  Norwest Venture Partners VI, LP
               c/o Norwest Venture Partners
               525 University Avenue, Suite 800
               Palo Alto, CA  94301

           2.  Itasca VC Partners VI, LLP
               c/o Norwest Venture Partners
               525 University Avenue, Suite 800
               Palo Alto, CA  94301

           3.  George J. Still, Jr.
               c/o Norwest Venture Partners
               525 University Avenue, Suite 800
               Palo Alto, CA  94301

           4.  John P. Whaley
               3600 IDS Center
               80 South Eighth Street
               Minneapolis, MN  55402

This statement is filed by Norwest Venture Partners VI, LP on behalf of all of the persons listed above pursuant to Rule 13d-1(d) and Rule 13d-1(k). Norwest Venture Partners VI, LP is a Minnesota limited partnership. Itasca VC Partners VI, LLP, a Minnesota limited liability partnership, is the general partner of Norwest Venture Partners VI, LP. George J. Still, Jr. is the managing partner and John P. Whaley is the managing administrative partner of Itasca VC Partners VI.

Item 2(c)  Citizenship:

           1. Norwest Venture Partners VI, LP: Minnesota limited partnership

           2. Itasca VC Partners VI, LLP: Minnesota limited liability partnership

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           3.  George J. Still, Jr.:  United States

           4.  John P. Whaley:  United States

Item 2(d)  Title of Class of Securities:

           Common Stock

Item 2(e)  CUSIP Number:

           815704101

Item 3     Not Applicable

Item 4     Ownership:

           See Items 5-11 of each cover page. Information as of December 31, 2002.

Item 5     Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6     Ownership of More than Five Percent on Behalf of Another
           Person:

           Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           Not Applicable

Item 8     Identification and Classification of Members of the Group:

           Not Applicable

Item 9     Notice of Dissolution of Group:

           Not Applicable

Item 10    Certification:

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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Signature.
---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:  February 12, 2003

NORWEST VENTURE PARTNERS VI, LP

By ITASCA VC PARTNERS VI LLP, as general partner


By:  /s/ George J. Still, Jr.
         George J. Still, Jr., An Authorized General
           Partner




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